Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of VYNE Therapeutics, Inc. of our report dated March 17, 2022, except for the effects of the reverse stock split discussed in Note 1 and the effects of discontinued operations discussed in Note 4 to the consolidated financial statements, as to which the date is March 14, 2023, relating to the financial statements, which appears in VYNE Therapeutics, Inc. 's Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

December 13, 2023